EXHIBIT 99.1

CONTACT:          CHRISTOPHER G. PAYAN
CHIEF EXECUTIVE OFFICER
(516) 390-2134

FOR IMMEDIATE RELEASE

EMERGING VISION BOARD APPOINTMENT

CORRECTION TO PRIOR PRESS RELEASE

Garden City, New York – March 31, 2008 – On March 27, 2008, Emerging Vision, Inc. (OTCBB – ISEE.OB) (the “Company”) announced the appointment of Jeffrey Rubin to the Company’s Board of Directors as an independent, non-employee director effective March 26, 2008.  The March 27th press release was not supposed to be issued at that time and was inadvertently released by the Company.  Furthermore, the effective date of Mr. Rubin’s directorship that was previously disclosed (March 26th) was incorrect.  The actual and correct effective date of Mr. Rubin’s directorship is, in fact, April 7, 2008.  The Company will be filing the required Current Report on Form 8-K at such time.

As previously disclosed in the March 27th release, Mr. Rubin is currently a Managing Member of Realstar Realty, LLC, and Owner and President of Autoskill, Inc. and the JR Group.  Mr. Rubin is also a Member of the Board of Trustees of BRT Realty Trust.  Formerly, Mr. Rubin served as President and as a Director of Newtek Business Services, Inc.  Prior to 1998, Mr. Rubin served as an Executive and Board Member of Optical Dynamics Corporation and was a Vice President at American European Corporation.

About Emerging Vision, Inc.
Emerging Vision, Inc. is a leading provider of eye care products and services and currently operates one of the largest franchised optical chains in the United States. Principally under the Sterling Optical and Site for Sore Eyes brands, the Company has 160 franchised and company-owned stores located across 16 states, the District of Columbia, Canada and the U.S. Virgin Islands. Most of the Company's stores offer prescription and non-prescription eyeglasses, eyeglass frames, ophthalmic lenses, contact lenses, sunglasses, and a range of ancillary items. Additionally, the Company operates Combine Buying Group, Inc., one of the leading optical purchasing groups in the United States as well as The Optical Group,  one of the leading optical purchasing groups in Canada, each of which provide their members with vendor discounts on optical products.  The Company also operates VisionCare of California (d/b/a Sterling VisionCare), a specialized health care maintenance organization that employs licensed optometrists to provide services for stores located in California. For more information, visit Emerging Vision's website at www.emergingvision.com.

Certain statements made in this news release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors are discussed in detail in Form 10-K for the fiscal year ended December 31, 2006.  Given these uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements.  We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements contained in the Annual Report on Form 10-K or this news release except as required by law.